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Exhibit 99.2

CERTAIN PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements give effect to the combination of MedicaLogic, Inc., Medscape, Inc. and Total eMed, Inc. using the purchase accounting method. The unaudited pro forma condensed combined balance sheet assumes the mergers took place on March 31, 2000 and combines MedicaLogic, Inc., Medscape, Inc. and Total eMed, Inc. historical balance sheets at that date.

    The unaudited pro forma condensed combined statements of operations assume that the mergers took place as of the beginning of 2000 and combine the consolidated historical statements of operations of MedicaLogic, Inc., Medscape, Inc. and Total eMed, Inc. for the three months ended March 31, 2000.

    The unaudited pro forma condensed combined statements of operations are not necessarily indicative of operating results which would have been achieved had the mergers been completed as of the beginning of the period and should not be construed as representative of future operations. The pro forma adjustments are based on available information and assumptions that are believed to be reasonable under the circumstances.

    These unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the respective audited consolidated historical financial statements and the accompanying notes of MedicaLogic, Inc., Medscape, Inc., and Total eMed, Inc. which are contained in the registration statement on Form S-4 filed with the SEC on March 14, 2000 (as amended on April 4, 2000).

MedicaLogic, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	March 31, 2000
				Pro forma
	MedicaLogic	Medscape	Total eMed	Adjustments		Combined
Assets
Cash and short-term investments	$117,749	$28,514	$11,623	$(39	)(C)	$157,847
Accounts receivable, net	5,905	6,320	1,813	—		14,038
Prepaid expenses and current assets	4,381	14,539	41	—		18,961

Total current assets	128,035	49,373	13,477	(39)		190,846
Property and equipment, net	18,101	7,962	4,786	—		30,849
Other assets, net	8,364	3,156	43	—		11,563
Intangible assets	—	9,861	866	66,300	(B)	66,300
				(9,861	)(D)
	—	—	—	(866	)(D)
Goodwill		2,207	997	800,204	(B)	800,204
				(2,207	)(D)
				(997	)(D)
Total assets

	$154,500	$72,559	$20,169	$852,534		$1,099,762

Liabilities, Redeemable Preferred Stock and Shareholders' Equity
Accounts payable and other accrued liabilities	$9,026	$10,108	$1,561	$9,469	(A)	$30,164
Deferred revenue	2,756	1,016	—	—		3,772
Other	2,361	—	—	—		2,361

Total current liabilities	14,143	11,124	1,561	9,469		36,297
Long-term liabilities	4,567	—	16	—		4,583

Total liabilities	18,710	11,124	1,577	9,469		40,880

Commitments and contingencies
Redeemable preferred stock	—	—	6,362	(6,362	)(C)	—
Shareholders' equity:
Preferred stock	—	—	25,545	(25,545	)(C)	—
Common stock and additional paid in capital	230,578	266,831	260	(267,091	)(C)	1,289,065
				719,433	(A)
				339,054	(A)
Common stock notes receivable	(12,387)	(628)	—	628	(C)	(12,387)
Deferred stock compensation	(4,149)	(6,501)	—	6,501	(C)	(4,149)
Treasury stock	—	(78)	—	78	(C)	—
Contribution of services	—	(135,395)	—	—		(135,395)
Warrants	—	6,353	—	(6,353	)(C)	—
Unrealized loss on investment securities	—	(39)	—	39	(C)	—
Accumulated deficit	(78,252)	(69,108)	(13,575)	82,683	(C)	(78,252)

Total shareholders' equity	135,790	61,435	12,230	849,427		1,058,882

Total liabilities, redeemable preferred stock and shareholders' equity	$154,500	$72,559	$20,169	$852,534		$1,099,762

See accompanying notes to unaudited pro forma condensed combined financial information.

MedicaLogic, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share data)

	Three months ended March 31, 2000
				Pro forma
	MedicaLogic	Medscape	Total eMed	Adjustments		Combined
Revenues	$5,608	$6,009	$2,101	—		$13,718

Operating expense:
Cost of revenues	4,472	5,555	3,318	—		13,345
Marketing and sales	8,659	18,547	—	—		27,206
Research and development	3,759	—	—	—		3,759
General and administrative	3,305	3,870	2,020	—		9,195
Deferred stock compensation expenses	—	996	—	—		996
Depreciation and amortization	1,575	1,173	447	$(539)	(c)	2,656
Goodwill amortization	379	45	13	63,443	(a)	63,822
				(58)	(c)

Total operating expenses	22,149	30,186	5,798	62,846		120,979

Operating loss	(16,541)	(24,177)	(3,697)	(62,846)		(107,261)
Other income	1,815	490	161	—		2,466

Net loss	(14,726)	(23,687)	(3,536)	(62,846)		(104,795)

Preferred stock accretion	—	—	(545)	545	(d)	—

Net loss attributable to common shareholders	(14,726)	(23,687)	(4,081)	(62,301)		(104,795)

Net loss per share:
Basic and diluted	$(0.45)	$(0.53)	$(1.76)	—		$(1.91)

Shares used in computing net loss per share:
Basic and diluted	32,423,637	44,827,358	2,325,205	—		54,805,676 (b)

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Pro Forma Condensed Combined Financial Information

(in thousands, except share and per share data) (unaudited)

    The unaudited pro forma condensed combined financial information reflects the MedicaLogic/ Medscape merger and the MedicaLogic/Total eMed merger, and gives effect to certain reclassifications to conform the presentation of the historical operations of the merged companies.

    The total estimated purchase price of the transaction has been allocated on a preliminary basis to assets and liabilities based on management's estimate of their fair values. The excess of the purchase price over the fair value of the net assets and other intangible assets acquired has been allocated to goodwill. These allocations are subject to change pending the completion of the final analysis of the total purchase price and fair values of the assets acquired and the liabilities assumed. The impact of such changes could be material.

    The adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2000 have been calculated as if the mergers occurred on March 31, 2000. The adjustments to the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2000 have been calculated as if the mergers occurred on January 1, 2000. The adjustments are as follows:

      A.  To reflect the acquisition of all of the outstanding capital stock of Medscape and Total eMed by exchanging shares of MedicaLogic/Medscape common stock in exchange for each share of Medscape and Total eMed capital stock for a total estimated combined purchase price of approximately $1.1 billion. The purchase consideration consists of the issuance of an estimated 22.4 million shares of MedicaLogic/Medscape common stock with a fair value of approximately $955 million and the assumption of options and warrants to purchase 3.1 million shares of MedicaLogic/Medscape common stock with a fair value of approximately $103.5 million and other related merger costs of approximately $9.5 million in investment banking, legal, accounting and regulatory filing fees.

      The purchase price was determined as follows:

	Medscape		Total eMed
					Total MedicaLogic/ Medscape shares
	Equivalent Shares	Fair Value	Equivalent Shares	Fair Value		Total Fair Value
		(in thousands)		(in thousands)		(in thousands)
Shares	14,931,864	$637,125	7,450,175	$317,890	22,382,039	$955,015
Stock Options	1,639,043	49,490	549,802	21,164	2,188,845	70,654
Warrants	905,794	32,818	—	—	905,794	32,818

Total Shares	17,476,701		7,999,977		25,476,678

Merger Costs		4,734		4,735		9,469

		$724,167		$343,789		$1,067,956

      The fair value of the common stock issued is based on the average closing price of MedicaLogic's common stock for the five days prior and subsequent to the days the mergers became effective, which was $42.69. The estimated fair value of the options and warrants to be assumed is based on the Black-Scholes model using the following assumptions:

    •
    Expected lives of three to six years.

    •
    Expected volatility factor of 1.0.

    •
    Risk-free interest rate of 6.5%.

    •
    Expected dividend rate of 0%.

      B.  To reflect the excess purchase price of approximately $800.2 million over the fair value of net tangible assets and other intangible assets acquired as goodwill.

      The purchase price is allocated to the assets and liabilities based on preliminary fair values as follows (in thousands):

	Medscape	Total eMed
Assets acquired:
Current assets	$49,334	$13,477
Property and equipment	7,962	4,786
Intangibles	62,600	3,700
Contribution of services	135,395	—
Goodwill	476,844	323,360
Other assets	3,156	43
Less liabilities assumed	(11,124)	(1,577)

Purchase price	$724,167	$343,789

      C.  To reflect the elimination of the historical shareholders' equity accounts of Medscape and Total eMed.

      D.  To reflect the elimination of goodwill and other intangible assets on the balance sheets of Medscape and Total eMed as of the merger date.

    The adjustments to the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2000, assume the mergers occurred as of January 1, 2000 are as follows:

      (a) To reflect the amortization of goodwill and other intangible assets resulting from the mergers. The goodwill and other intangible assets are being amortized over periods of approximately one and one-half to five years. Management does not anticipate that any significant value will be attributed to purchased in-process research and development.

	Medscape	Total eMed	Total
		(in thousands)
New amortization expense related to application of purchase method of accounting related to intangibles and goodwill	$47,063	$16,380	$63,443

      (b) Basic and diluted net loss per share have been adjusted to reflect the issuance of approximately 22.4 million shares of MedicaLogic/Medscape common stock, as if the shares had been outstanding for the entire periods presented. The effect of stock options and warrants of Medscape and Total eMed assumed in the mergers have not been included as their inclusion would be anti-dilutive.

      (c) To reflect the following amortization adjustments for the three months ended March 31, 2000 (in thousands):

	Medscape	Total eMed	Total
		(in thousands)
Elimination of historical amortization—Goodwill	$(45)	$(13)	$(58)
Elimination of historical amortization—Intangibles.	(477)	(62)	(539)

      (d) To reflect the reversal of accretion on redeemable preferred stock that is forfeited by redeemable preferred stockholders upon voting for and consummation of the MedicaLogic/Total eMed merger.

      (e) MedicaLogic expects to record charges to operations subsequent to the purchase transaction to reflect the combination of the two companies. These charges are yet to be estimated and will consist primarily of severance costs related to the termination of certain employees. This charge is not reflected in the pro forma combined condensed financial information.

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  Exhibit 99.2
CERTAIN PRO FORMA FINANCIAL INFORMATION
MedicaLogic, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands)
MedicaLogic, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations (in thousands, except share and per share data)
Notes to Pro Forma Condensed Combined Financial Information (in thousands, except share and per share data) (unaudited)